Exhibit 10.1
ASSET SALE AGREEMENT
     THIS ASSET SALE AGREEMENT is made as of July 19, 2011 (the “Effective Date”), by AURORA BANK FSB, a Federally chartered savings institution (“Seller”) and EOS Preferred Corporation, a Massachusetts corporation (“Purchaser”). Seller and Purchaser are sometimes referred to herein collectively as the “Parties”.
RECITALS
     This Agreement contemplates a transaction in which Purchaser will purchase from Seller, and Seller will sell to Purchaser, all of the Assets described in Exhibit A attached hereto.
AGREEMENT
     In consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated.
     “Adjusted Fair Value” Outstanding Balance of an Asset as of the date the Asset was purchased by the Purchaser less any principal amounts received multiplied by the Mark plus accrued interest on the outstanding amount as of the date of repurchase from the last payment date up to but not including the date the repurchase occurs.
     “Agreement” means this Asset Sale Agreement and attachments hereto including, without limitation, all schedules, exhibits and attachments to this Agreement.
     “Asset” means the transferred products set forth on Exhibit A.
     “Asset Repurchase Price” means the Adjusted Fair Value.
     “Bill of Sale” means a bill of sale substantially in the form of Exhibit B to be executed and delivered by Seller at Closing to sell, assign and transfer to Purchaser all of the rights, title, and interests of Seller in the Assets.
     “Closing” means the Closing as the context shall require.
     “Closing Date” has the meaning set forth in Section 2.02.
     “Mark” means the percentage of par used to derive the Fair Value as stated on Exhibit A.
     “Outstanding Amount” means the current face amount of the Asset as of the Closing Date and stated on Exhibit A.
     “Purchase Price” has the meaning set forth in Section 2.03.

2. Purchase and Sale of Assets.
     2.01 Purchase and Sale. On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all right, title and interest of Seller in and to the Assets for the Purchase Price.
     2.02 Closing. The Closing of the transaction contemplated by this Agreement shall take place in accordance with this Section 2.02, and at the offices of Seller located at 1271 Avenue of the Americas, New York, NY 10020 commencing at 9:00 a.m. local time, or at such other place, date or time as the Parties may mutually agree.
          (a) Closing. The closing of the purchase and sale of the Assets (the “Closing”) shall occur on or before July 19, 2011, or such other date mutually agreeable to the Seller and Purchaser (the “Closing Date”). All Closing deliveries, requirements, adjustments and conditions shall be applicable to the Closing Date with respect to the Assets.
          (b) Closing Date Extension. If Closing does not occur on the Closing Date, the Closing Date shall automatically be extended for multiple, additional consecutive fourteen (14) day periods, until (i) the Closing occurs, or (ii) either Seller or Purchaser sends written notice to the other Party terminating this Agreement. During the extended Closing Date periods, the terms and conditions of this Agreement shall remain in full force and effect.
     2.03 Purchase Price. The purchase prices for the purchase and sale of the Assets shall be an amount equal to the applicable Fair Value of the Assets as stated on Exhibit A (the “Fair Value”) (collectively the “Aggregate Fair Value”). The Aggregate Fair Value plus accrued interest at the weighted average Asset interest rate (stated on Exhibit A) on the Outstanding Amount of the Asset from the last payment date of the Asset up to but not including the Closing Date shall be payable on the Closing Date.
     2.04 Fees and Other Costs. All legal fees and any costs which cannot be determined or paid at Closing shall be paid by the Party responsible post-Closing promptly after such amounts are determined or payable.
3. Representations and Warranties Concerning the Transaction.
     3.01 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the statements contained in this Section 3.01 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.01).
          (a) Organization. Seller is a Federally chartered, regulated and insured savings institution, and is duly organized and validly existing under the laws of the United States of America.
          (b) Authority. Seller has taken all necessary action to authorize its execution, delivery and performance of, and has the power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.
          (c) Enforceability. This Agreement, all of the obligations of Seller in connection with this Agreement, are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (d) No Conflict; Consents. Neither Seller’s execution and delivery of this Agreement nor the performance of its obligations in connection with this Agreement will conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement to which Seller is a party or by which it is bound. Seller has obtained all consents, approvals, authorizations and orders of any court or governmental agency or body required for its execution, delivery and performance of this Agreement. After due inquiry, Seller is not aware of any facts or circumstances regarding Seller, or this Agreement that would, individually or in the aggregate, affect the validity of this Agreement or the value of the Assets transferred in accordance with this Agreement.
          (e) Pending Legal Action. To Seller’s knowledge, there is no action, suit or proceeding pending against Seller in any court or by or before any other governmental agency or instrumentality which if determined adversely to Seller would materially or adversely affect the ability of Seller to carry out the transactions contemplated by this Agreement.
          (f) Brokers’ Fees. Seller does not have any agreement, liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.
          (g) Seller’s Financial Condition. Seller is not insolvent as of the date of this Agreement and shall not be rendered insolvent by the consummation of the transactions contemplated by this Agreement.
          (h) Regulatory Actions. Seller represents that any and all necessary disclosures, documents and opinions required to be given to the appropriate regulatory agencies in connection with this Agreement have been timely given; and any and all necessary approvals, consents or actions including without limitation, written notice of non-objection by the appropriate regulatory agencies, have been obtained by Seller.
     3.02 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that the statements contained in this Section 3.02 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.
          (a) Organization. Purchaser is a Massachusetts corporation and is duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts.
          (b) Authority. Purchaser has taken all necessary action to authorize its execution, delivery and performance of, and has the power and authority to execute, deliver and perform its obligations under, this Agreement, and to consummate the transactions contemplated hereby.
          (c) Enforceability. This Agreement, and all the obligations of Purchaser hereunder and thereunder are the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (d) No Conflict; Consents. Neither Purchaser’s execution and delivery of this Agreement nor the performance of its obligations hereunder will conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement to which Purchaser is a party or by which it is bound. Purchaser has obtained all consents, approvals, authorizations and orders of any court or governmental agency or body required for its execution, delivery and performance of this Agreement.
          (e) Pending Legal Action. To Purchaser’s knowledge, there is no action, suit or proceeding pending against Purchaser in any court or by or before any other governmental agency or instrumentality which if determined adversely to Purchaser would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.
          (f) Brokers’ Fees. Purchaser does not have any agreement, liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.
4. Representations, Warranties and Covenants Concerning the Assets.
     4.01 Representations and Warranties Concerning the Assets. Seller represents and warrants to Purchaser with respect to the Assets that:
          (a) the statements contained in this Section 4.01 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.
          (b) As of the Closing Date, Seller is the sole legal and beneficial owner and holder of all rights, title and interest in and to the Assets, free and clear of any and all liens, security interests, pledges, charges, or rights of redemption. Seller has full right and authority to sell, assign and transfer the Assets without the consent of any Person.
     4.02 Further Cooperation. Seller covenants and agrees that it shall, from time to time, and with no further cost to Purchaser, execute and deliver or cause to be executed and delivered, such additional instruments, assignments, endorsements, papers and documents as Purchaser may at any time reasonably request for the purpose of carrying out this Agreement and the transfers provided for herein.
5. Conditions to Obligation to Close.
     5.01 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (a) the representations and warranties set forth in Section 3.01 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;
          (b) Seller shall have performed and complied with all of its covenants hereunder in all respects through Closing and shall have delivered Exhibit A in form reasonably acceptable to Purchaser;
          (c) Seller shall have delivered to Purchaser the Bill of Sale;
          (d) Seller shall have received all requisite consents and approvals necessary to enter into and consummate the transactions contemplated in this Agreement;

     5.02 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions:
          (a) the representations and warranties set forth in Section 3.02 above shall be true and correct in all respects at and as of the Closing Date;
          (b) Purchaser shall have performed and complied with all of its covenants hereunder in all respects through Closing;
          (c) Purchaser shall have paid to Seller the Aggregate Purchase Price.
     Seller may waive any condition specified in this Section 5.02 if it executes a writing so stating at or prior to Closing.
6. Remedies for Breaches of this Agreement.
     6.01 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive Closing and continue in full force and effect for a period of five (5) years thereafter.
     6.02 Repurchase of Assets.
          (a) Notice of a Breach. In the event of a breach by Seller of a representation or warranty contained in Section 4 with respect to the Assets, Purchaser shall have the right to give Seller a notice of breach no later than 30 days following the determination by Purchaser of the breach thereof.
          (b) Eligibility Determination. In the event Purchaser determines, through independent verification, that any Asset purchased herein is an Asset that is ineligible to be held by a real estate investment trust, or is determined to be ineligible under the terms of Purchaser’s charter, or because of the existence of any regulatory action, order, determination or otherwise, Purchaser shall notify Seller in writing of such ineligibility. Pursuant to section 6.02(c) Seller at its option may repurchase said Asset and remit to Purchaser the Asset Repurchase Price with respect to such Asset on the date such repurchase shall occur.
          (c) Seller’s Response. By no later than 45 days following its receipt of a notice, Seller shall notify Purchaser in writing that Seller: (i) disputes that the alleged breach exists, (ii) disputes the eligibility finding (iii) intends to attempt to cure such breach within 30 days or (iv) will repurchase the Assets and remit to Purchaser the Asset Repurchase Price with respect to such Asset, and the date on which such repurchase shall occur, which in no event shall be later than 10 days after Seller’s response.
          (d) Repurchase of Assets. If Seller becomes obligated by this Agreement to repurchase any Assets from Purchaser, then (i) closing of such repurchase shall occur within ten (10) days after Seller’s repurchase obligation is determined, (ii) at such closing Seller shall pay Purchaser by wire transfer to an account designated by Purchaser, the Asset Repurchase Price, and (iii) Purchaser shall convey the Assets to Seller, pursuant to documents substantially the same as those originally delivered to Purchaser by Seller, and shall make deliveries and take all other appropriate action on the same terms and conditions under which Seller had conveyed such Assets to Purchaser. Such conveyance(s) by Purchaser shall be without recourse, representation, or warranty (express or implied) of any kind except Purchaser is the owner of the affected Assets and has the authority to transfer the Assets free and clear of any liens to Seller.

7. Termination.
          7.01 Termination of Agreement. The Parties may terminate this Agreement by mutual written consent at any time prior to Closing;
          7.02 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.01 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of either Party to the other.
8.	Miscellaneous.
     8.01 Further Actions. If after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action as any other Party may request.
     8.02 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     8.03 Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
     8.04 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.
     8.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     8.06 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.07 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Aurora Bank FSB 1271 Avenue of the Americas New York, NY 10020 Attention: William K. Walenczyk Phone: (212) 377-1562 Fax: (212) 548-9356

Copy to:	Aurora Bank FSB 1271 Avenue of the Americas New York, NY 10020 Attention: General Counsel

If to Purchaser:	EOS Preferred Corporation 1271 Avenue of the Americas New York, NY 10020 Phone: 212-377-1900 Attention: Brian Kuelbs, President

Copy to:	Lloyd M. Winans, Esquire Baker & McKenzie 1114 Avenue of the Americas New York, NY 10036 Phone: (212) 626-4515 Fax: (212) 310-1841
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     8.08 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW, PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     8.09 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     8.11 Expenses. Regardless of whether Closing occurs, each Party shall be responsible for the payment of all costs and expenses incurred by it in negotiating and performing its obligations under this Agreement and the transactions contemplated hereby, including, without limitation, the costs of its due diligence providers, counsel, accountants and consultants.

     8.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
     8.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     8.14 Purchase and Sale Transaction. Seller and Purchaser acknowledge and agree that the transaction contemplated by this Agreement constitutes a purchase and sale of assets with all incidents, benefits and risks of ownership passing to the Purchaser and from the Seller upon Closing and any residual recourse to Seller being limited as is provided in this Agreement, and Seller and Purchaser agree that each shall report this transaction in any statements, filings and/or returns (securities, tax or otherwise) accordingly.
     8.15 Confidentiality. All information disclosed or furnished by one party to another, whether orally or in writing, in connection with this Agreement and Purchaser’s due diligence examination of Seller’s files shall be deemed to be proprietary and confidential information of the disclosing Party. The receiving Party agrees not to disclose such information to any third party other than its representatives or employees, legal counsel, accountants, advisors, or, as necessary, to applicable regulatory agencies, as otherwise contemplated in this Agreement or the Exhibits and Schedules hereto or as required by applicable law or regulation.
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     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PURCHASER:	EOS Preferred Corporation a Massachusetts corporation
	By:	/s/ Brian Kuelbs
Brian Kuelbs
President

SELLER:	AURORA BANK FSB a Federally chartered savings institution
	By:	/s/ William Walenczyk
	Name:	William Walenczyk
	Title:	Senior Vice President

LIST OF EXHIBITS:

Exhibit A	Assets Schedule
Exhibit B	Bill of Sale

EXHIBIT A
ASSETS SCHEDULE
     Asset Name ___ Cusip ___Outstanding Amount ___Mark ___Fair Value___Asset Interest Rate ___last payment date of the Asset________

		Outstanding	Transaction	Fair	Asset Interest	Stated
Asset Name	CUSIP	Amount	Price	Value	Rate	Maturity
CMLTI 2011-2 3A1	17318DAJ1	$20,970,921	98.40	$20,635,387	3.50%	09/25/2037
CMLTI 2010-12 2A6	17317VAQ6	$15,157,148	99.35	$15,058,627	3.50%	09/25/2036
BCAP 2010-RR12 4A5	05533NCT9	$11,028,309	100.375	$11,069,666	5.10%	10/26/2036

		$47,156,379		$46,763,679

EXHIBIT B
BILL OF SALE
     FOR VALUE RECEIVED, AURORA BANK FSB, a federally chartered savings bank (“Seller”), hereby sells, conveys, and sets over to EOS PREFERRED CORPORATION, a Massachusetts corporation (“Purchaser”), all of Seller’s right, title, and interest in and to the following:
All Assets set forth on Schedule A herein, and all property, documents, rights, and other things relating to or arising out of the foregoing.
     To have and to hold said assets unto Purchaser, and its successors and assigns, to and for its use forever.
     And Seller does hereby warrant, covenant, and agree that it has title free and clear of all title defects, liens, encumbrances, and security interests of any kind, nature, or description to the assets hereby conveyed to Purchaser, and Purchaser will receive by this Bill of Sale such title to the assets.
     IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of July 28, 2011.

AURORA BANK FSB, a federal savings bank
By:
Name:
Title:

STATE OF ___________________	)
) ss.
COUNTY OF _______________	)
     On this _____day of July, 2011, before me a Notary Public within and for said County, personally appeared ________________________, to me known, who being by me duly sworn, did say that s/he is the ____________________ of Aurora Bank, a federal savings bank, the corporation named in the foregoing instrument, and that said instrument was signed on behalf of said corporation by authority of its Board of Directors and as the free act and deed of said corporation.

Notary Public